Exhibit 10.7

AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT (“Amendment”) is made effective as of June 30, 2004, between ALPHASMART, INC., a Delaware corporation (“Borrower”) and UNION BANK OF CALIFORNIA, N.A. (“Bank”).

RECITALS

A. Borrower is currently obligated to Bank pursuant to the terms and conditions of that certain Loan Agreement dated as of May 30, 2003 (as amended, supplemented, extended, restated, or renewed from time to time, “Agreement”), which obligation is further evidenced by that certain commercial promissory note in the maximum principal amount of $3,000,000, dated as of May 30, 2003, executed by Borrower to the order of Bank (“Note”).

B. On November 21, 2003 Bank consented to the merger of AlphaSmart, Inc., a California corporation (“Alpha California”) with AlphaSmart, Inc., a Delaware corporation (“Alpha Delaware”). Pursuant to the Assignment and Assumption Agreement dated November 21, 2003 Alpha Delaware assumed from Alpha California all of is obligations to Bank under the Loan Documents.

C. Borrower and Bank mutually desire to amend the Agreement to reflect certain changes in the terms and conditions set forth therein.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Section 1.1.2 of the Agreement is deleted with no replacement.

2.	The definitions for “EBITDA” and “Total Debt Service” in Section 1.2 of the Agreement are deleted with no replacement.

3.	Section 1.3 of the Agreement is deleted and replaced with “Reserved”.

4.	Section 1.4 of the Agreement is deleted and replaced with the following:

“1.4 Prepayment. The Loan may be prepaid in full or in part but only in accordance with the terms of the Note, and any such prepayment shall be subject to any prepayment fee provided for therein. In the event of a principal prepayment on any term indebtedness, the amount prepaid shall be applied to the scheduled principal installments due in the reverse order of their maturity on the Loan being prepaid.”

5.	Section 4.4 of the Agreement is hereby amended by adding the following sentence: “All financial covenants shall be determined in accordance with GAAP.”

6.	Section 4.5(a) of the Agreement is deleted and replaced with the following:

“(a) Within forty-five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with year-to-date totals and supportive schedules, and its statement of retained earnings for that fiscal quarter, all prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end adjustments).”

7.	Section 4.5(b) of the Agreement is amended by deleting “one hundred twenty (120)” and by substituting “ninety (90)”.

8.	Section 4.5(d) of the Agreement is amended by deleting “thirty (30)” and by substituting “forty-five (45)”.

9.	Section 4.5(e) of the Agreement is deleted and replaced with “Reserved”.

10.	Section 4.6 of the Agreement is deleted and replaced with the following:

“4.6 Consolidated Net Worth. Borrower will at all times maintain Tangible Net Worth on a consolidated basis of not less than Ten Million Five Hundred Thousand Dollars ($10,500,000) increasing by seventy-five percent (75%) of Borrower’s net profit after taxes (exclusive of losses) for each fiscal quarter ending on or after June 30, 2004 plus one hundred percent (100%) of all net proceeds from the sale of equity securities. “Tangible Net Worth” means Borrower’s net worth increased by Subordinated Debt and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors).”

11.	Section 4.7 of the Agreement is deleted and replaced with the following:

“4.7 Profitability.

(a) Borrower will achieve net profit after taxes (not less than zero) for any two fiscal quarters of the four consecutive quarters then ending, as reported at the end of each such fiscal quarter; and

(b) Borrower will not incur a loss of more than five percent (5.0%) of the prior fiscal quarter’s net worth.”

12.	Section 4.8 of the Agreement is deleted and replaced with the following:

“4.8 Quick Ratio. Borrower will at all times maintain a ratio of cash, accounts receivable and marketable securities to current liabilities of not less than 1.0:1.0.”

13.	Section 4.9 of the Agreement is deleted and replaced with the following:

“4.9 Debt to Tangible Net Worth. Borrower will at all times maintain a ratio of total liabilities to Tangible Net Worth of not greater than 1.0:1.0.”

GENERAL AMENDMENT PROVISIONS

I. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meaning when used in this Amendment, and this Amendment and the Agreement shall be read together as one document.

II. Borrower understands that this Amendment shall not be effective and Bank shall have no obligation to amend the Loan Documents, unless and until each of the following conditions precedent has been satisfied not later than July 31, 2004, or waived by Bank (in Bank’s sole discretion):

(a) Borrower shall have executed and delivered to Bank this Amendment.

(b) Borrower shall have executed and delivered to Bank, (i) Bank’s standard form Security Agreement and Bank shall have filed a financing statement with the Secretary of State of Delaware to perfect Bank’s first priority security interest in the Collateral, and (ii) any filings with the United States Patent and Trademark Office or the United States Copyright Office that may be required by Bank.

(c) On or before such time as Bank may require, Borrower shall have taken any and all actions and executed and delivered to Bank any and all documents necessary or appropriate in Bank’s sole discretion to effectuate this Amendment.

(d) Borrower shall have reimbursed Bank for Bank’s costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses (including the fees of Bank’s in-house legal counsel and staff) in the amounts incurred in connection with item (b) above.

III. Borrower hereby confirms all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Further, Borrower certifies that, as of the date of this Amendment, there exists no Event of Default as defined in the Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to become effective as of the date and year first written above.

ALPHASMART, INC.	UNION BANK OF CALIFORNIA, N. A.

By: /s/ James M. Walker	By: /s/ Allan B. Miner
James M. Walker	Allan B. Miner
Title: CFO & COO	Vice President